                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                             Surge Components, Inc.
                (Name of Registrant as Specified in its Charter)

                                 Not Applicable
    (Name of Person(s) Filing Proxy Statement, If Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]     No fee required.

[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
        (1)   Title of each class of securities to which transaction applies:
        (2)   Aggregate number of securities to which transaction applies:
        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
        (4)   Proposed maximum aggregate value of transaction:
        (5)   Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange
         Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
         (1)  Amount Previously Paid:  $____________________
         (2)  Form, Schedule or Registration Statement No.:
         (3)  Filing Party:
         (4)  Date Filed:

                                     NOTICE
                                      of a
                                 SPECIAL MEETING
                                     of the
                                  SHAREHOLDERS
                                       of
                             SURGE COMPONENTS, INC.



                            JULY 10, 2001, 10:00 A.M.



To the Shareholders of Surge Components, Inc.:

         NOTICE IS HEREBY GIVEN that a Special Meeting (the "Meeting") of Shareholders of Surge Components, Inc. (the "Company") will be held at the Company's offices located at 95 East Jefryn Boulevard, Deer Park, New York 11729, on Tuesday, July 10, 2001, commencing at 10:00 a.m., local time, and at any postponement or adjournment thereof, for the following purposes:

(1) To approve the issuance and delivery of 1,808,542 shares of Common Stock, plus up to an additional 407,185 shares of Common Stock in payment of accrued interest, pursuant to the automatic conversion of the outstanding convertible promissory notes of the Company aggregating $7 million in principal amount that were issued in the Company's December 1999 to March 2000 private placement; and

(2) To transact such other business as may properly come before the Meeting.

         Description of the scheduled matter is made in the Proxy Statement of the Board of Directors of the Company which accompanies this Notice. Each shareholder's attention is directed to such description.

         Only shareholders of record on the books of the Company at the close of business on May 21, 2001, will be entitled to vote at the Meeting. Each shareholder is requested to sign, date and return the enclosed proxy at the shareholder's earliest convenience.

         A list of shareholders entitled to vote at the Meeting will be available for examination by any shareholder, for any purpose germane to the Meeting, at the Company's offices located at 95 East Jefryn Boulevard, Deer Park, New York 11729, during ordinary business hours for the ten days preceding the date of the Meeting. Such list shall also be available for examination during the Meeting.

                                             By Order of the Board of Directors,


                                             Steven J. Lubman, Secretary
June 7, 2001
Deer Park, New York

                             SURGE COMPONENTS, INC.
                            95 East Jefryn Boulevard
                            Deer Park, New York 11729



                                 PROXY STATEMENT



                         SPECIAL MEETING OF SHAREHOLDERS
                                  July 10, 2001



         A Special Meeting of Shareholders of Surge Components, Inc., a New York corporation, will be held on Tuesday, July 10, 2001 at our company offices located at 95 East Jefryn Boulevard, Deer Park, New York 11729, commencing at 10:00 a.m., local time, and any adjournments and postponements thereof, for the purposes set forth in the accompanying Notice of Special Meeting of Shareholders. The enclosed proxy is solicited by and on behalf of our board of directors for use at the special meeting, and at any adjournments and postponements of the special meeting. The approximate date on which this proxy statement and the enclosed proxy are being first mailed to our shareholders is June 7, 2001.

         If the proxy in the accompanying form is duly executed and returned, the shares represented by such proxy will be voted as specified, subject to any applicable voting or irrevocable proxy agreements. Any person executing a proxy may revoke it prior to its use. You are directed to the section entitled "Procedure for Voting by Proxy" for further information concerning a shareholder's ability to vote by proxy and to revoke a proxy once given.

         Throughout the proxy statement, the terms "we," "us," "our" and "our company" refers to Surge Components, Inc. and, unless the context indicates otherwise, our subsidiaries on a consolidated basis.

Record Date

         We have established May 21, 2001 as the record date for the special meeting. Only holders of record of our voting securities at the close of business on such date will be eligible to vote at the special meeting. A list of shareholders entitled to vote at the special meeting will be available to examination by any shareholder, for any purpose relating to the special meeting, at our executive offices during ordinary business hours for the ten days prior to the special meeting. Such list also will be available for examination during the special meeting.

Proposal to be Considered at the Special Meeting

         You will be asked to consider and vote at the special meeting on the sole proposal listed in the accompanying notice of the special meeting and described in this proxy statement.

         We do not expect that any other matter will be brought before the special meeting. If, however, other matters are properly presented, the individuals named on your proxy card will vote on these other matters in accordance with their judgment and to the extent permitted by applicable law.

Vote Required to Approve the Proposal

         Holders of our common stock are entitled to one vote per share on the proposal scheduled for vote at the special meeting. Holders of our Voting Redeemable Convertible Series B Preferred Stock are entitled to 5.4 votes per share on the proposal. Holders of our outstanding Non-Voting Redeemable Convertible Series C Preferred Stock will not be entitled to vote on any matter.

         We had issued and outstanding 6,598,247 shares of our common stock and 182,139.797 shares of series B preferred stock as of the record date. The holders of the outstanding series B preferred stock are entitled to an aggregate of 983,553 votes. Accordingly, there are 7,581,840 votes eligible to be cast at the special meeting.

         Approval of the sole matter scheduled for vote at the special meeting requires the affirmative vote of a majority of the votes actually cast on such matter.

         Abstentions and "broker non-votes" will not be included in the vote totals for the purposes of determining whether the proposal has received the requisite number of votes cast. Broker non-votes are where brokers are prohibited under applicable law and/or the rules of the National Association of Securities Dealers, Inc. or a stock exchange from exercising discretionary authority for beneficial owners who have not returned a proxy. Therefore, abstentions and broker non-votes will have no effect on the vote on the sole proposal scheduled for vote at the special meeting. Abstentions and broker non-votes, however, will be counted in the determination of whether a quorum exists for the purposes of transacting business at the special meeting.

Quorum

         We must have a quorum in order to carry on business at the special meeting. Under our bylaws, as amended through the record date, we must have present, in person or by proxy, holders of at least one-third of the entire number of votes entitled to be cast in order for a quorum to exist. Accordingly, we must have holders owning of record at least 2,527,280 of the votes entitled to be cast in order for any business to be conducted at the special meeting. Abstentions and broker non-votes will count for quorum purposes.

Procedure for Voting by Proxy

         A form of proxy is enclosed for your use. To vote without attending the special meeting in person, you should complete, sign, date and return the proxy card in the accompanying envelope, which is postage-paid if mailed in the United States.

         If you properly fill in your proxy in the accompanying form and send it to us in time to be voted, your shares will be voted as you have directed on the proxy. If you sign the proxy, but do not make specific choices, the individuals named on your proxy will vote your shares FOR approval of the sole proposal scheduled for vote at the special meeting.

         You can still vote in person at the special meeting, even if you have completed and returned a proxy. You may revoke your proxy at any time before it is voted by:

         o   submitting a new proxy with a later date;
         o   by voting in person at the special meeting; or
         o by filing with our corporate secretary a written revocation of the proxy.

         Attendance at the special meeting will not of itself constitute revocation of a proxy. You must note your appearance with the inspector(s) of election, tell the inspector(s) that you previously granted a proxy with respect to the special meeting, which you are revoking and request a ballot in order to personally vote at the special meeting.

         If you hold shares through a broker, you should contact your broker to determine the procedures through which you can vote your shares in person.

                  STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         Our common stock and series B preferred stock are the only classes of our voting securities presently outstanding.

         The following table sets forth information with respect to the beneficial ownership of shares of our common stock and series B preferred stock as of the date of this proxy statement by:

         o each person known by us to beneficially own 5% or more of the outstanding shares of such classes of stock, based on filings with the Securities and Exchange Commission and certain other information,
         o   each of our executive officers and directors, and
         o   all of our executive officers and directors as a group.

         Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power. In addition, under SEC rules, a person is deemed to be the beneficial owner of securities which may be acquired by such person upon the exercise of options and warrants or the conversion of convertible securities within 60 days from the date on which beneficial ownership is to be determined. Accordingly, the shares of our common stock issuable upon conversion of our outstanding series B and C preferred stock and upon exercise of the outstanding warrants we issued pursuant to our investment banking agreement with Equilink Capital Partners, LLC are not deemed beneficially owned by the holders of the series B and C preferred stock and Equilink warrants since the series B and C preferred stock are only convertible upon shareholder approval of the issuance of their respective conversion shares and the Equilink warrants are only exercisable upon shareholder approval of the issuance of their underlying shares.

         Except as otherwise indicated in the notes to the following table,

         o   we believe that all shares are beneficially owned, and investment and voting power is held by, the persons named as owners, and
         o   the address for each beneficial owner listed in the table, except where otherwise noted, is c/o Surge Components, Inc., 95 East
             Jefryn Boulevard, Deer Park, New York 11729.

                                   Amount and           Percentage of        Amount and          Percentage of
                                    Nature of           Common Stock      Nature of Series    Series B Preferred
Name and address of               Common Stock          Beneficially      B Preferred Stock   Stock Beneficially
Beneficial Owner               Beneficially Owned          Owned         Beneficially Owned          Owned
----------------               ------------------       ------------     ------------------      -------------

Adam J. Epstein                    745,568  (1)            10.2%               37,276                 20.5%
Steven J. Lubman                   455,000  (2)             6.7                     0                  0
Ira Levy                           454,216  (3)             6.7                     0                  0
David Siegel                       105,737  (4)             1.6                     0                  0
Mark Siegel                         76,998  (5)             1.2                     0                  0
James A. Miller                      6,541  (6)             *                       0                  0
David Bird (7)                           0  (8)             0                  64,387                 35.4
Michael Patchen (7)                      0  (8)             0                  64,387                 35.4
Thomas C. Taulli (9)                     0  (10)            0                  12,225                  6.7
All directors and executive
officers as a group
(6 persons)                      1,844,060  (11)           23.4%               37,276                 20.5%

----------
*        Less than 1%.
(1) Represents 745,568 shares of our common stock issuable upon exercise of options granted to Mr. Epstein, which shares are exercisable within the next 60 days. Does not include (a) 754,432 shares of our common stock issuable upon exercise of options granted to Mr. Epstein, which shares are not exercisable within the next 60 days, nor (b) 372,768 shares of our common stock issuable upon conversion of series B preferred stock held by Mr. Epstein which shares are only convertible upon shareholder approval of the authorization of the issuance of the shares to permit such conversion.
(2) Includes 200,000 shares of our common stock issuable upon exercise of options granted to Mr. Lubman, which shares are exercisable within the next 60 days. Also includes shares of our common stock held by Mr. Lubman which are subject to certain voting and transfer restrictions pursuant to a stock purchase agreement between Mr. Lubman and Mr. Levy. Does not include (a) 1,000,000 shares of Superus common stock issuable upon exercise of a Superus option granted to Mr. Lubman nor (b) 1,000,000 shares of our common stock issuable upon exercise of an option granted to Mr. Lubman, which shares only are exercisable upon
         (i) shareholder approval of the grant of this option and authorization of the issuance of such shares upon exercise of this option and (ii) Mr. Lubman's termination of his Superus option referred to in clause
         (a) above.

(3) Includes 200,000 shares of our common stock issuable upon exercise of options granted to Mr. Levy, which shares are exercisable within the next 60 days. Also includes shares of our common stock held by Mr. Levy which are subject to certain voting and transfer restrictions pursuant to a stock purchase agreement between Mr. Levy and Mr. Lubman. Does not include (a) an aggregate of 1,225,000 shares of Superus common stock issuable upon exercise of Superus options granted to Mr. Levy nor (b) an aggregate of 1,225,000 shares of our common stock issuable upon exercise of options granted to Mr. Levy, which shares only are exercisable upon (i) shareholder approval of the grant of these options and authorization of the issuance of such shares upon exercise of these options and (ii) Mr. Levy's termination of his Superus options referred to in clause (a) above.
(4) Includes (a) 55,000 shares of our common stock issuable upon exercise of options granted to Mr. D. Siegel, which shares are exercisable within the next 60 days, and (b) 50,737 shares of our common stock held in a trust in which Mr. D. Siegel acts as trustee. Does not include (a) 400,000 shares of Superus common stock issuable upon exercise of a Superus option granted to Mr. D. Siegel nor (b) 400,000 shares of our common stock issuable upon exercise of an option granted to Mr. D. Siegel, which shares only are exercisable upon (i) shareholder approval of the grant of this option and authorization of the issuance of such shares upon exercise of this option and (ii) Mr.
         D. Siegel's termination of his Superus options referred to in clause
         (a) above.
(5) Includes 55,000 shares of our common stock issuable upon exercise of options granted to Mr. M. Siegel, which shares are exercisable within the next 60 days. Does not include (a) 225,000 shares of Superus common stock issuable upon exercise of a Superus option granted to Mr.
         M. Siegel nor (b) 225,000 shares of our common stock issuable upon exercise of an option granted Mr. M. Siegel, which shares only are exercisable upon (i) shareholder approval of the grant of this option and authorization of the issuance of such shares upon exercise of this option and (ii) Mr. M. Siegel's termination of his Superus option referred to in clause (a) above.
(6) Includes 3,000 shares of Surge common stock issuable upon exercise of our Class A Redeemable Common Stock Purchase Warrants held for the benefit of Mr. Miller in a profit sharing plan. Does not include (a) 8,007 shares of our common stock issuable in connection with the conversion of a convertible promissory note which Mr. Miller purchased in our December 1999 through March 2000 private placement of notes, which issuance shall occur upon shareholder approval of proposal number 1, (b) 25,000 shares of our common stock issuable upon exercise of an option granted to Mr. Miller, which shares are not exercisable within the next 60 days, nor (c) 1,000 shares of our common stock issuable to Mr. Miller's spouse upon conversion of our series C preferred stock held by her, which shares only are convertible upon shareholder approval of the authorization of the issuance of the shares to permit such conversion.
(7) The business and mailing address for Messrs. Bird and Patchen is c/o MailEncrypt, Inc., 12121 Wilshire Boulevard - Suite 208, Los Angeles, California 90025.
(8) Does not include 643,872 shares of our common stock issuable upon conversion of series B preferred stock held by this individual, which conversion only shall occur upon shareholder approval of the conversion of the series B preferred stock.
(9) The only address for Mr. Taulli known to us is c/o MailEncrypt, Inc., 12121 Wilshire Boulevard - Suite 208, Los Angeles, California 90025.

(10) Does not include 122,251 shares of our common stock issuable upon conversion of series B preferred stock held by Mr. Taulli, which conversion only shall occur upon shareholder approval of the conversion of the series B preferred stock.
(11) Includes (a) an aggregate of 1,255,568 shares of our common stock issuable upon exercise of options granted to our executive officers and directors, which shares are exercisable within the next 60 days, (b) the 3,000 shares of our common stock issuable upon exercise of our class B warrants held in a profit sharing plan for Mr. Miller's benefit and (c) the 50,737 shares of our common stock held in a trust for which Mr. D. Siegel acts as a trustee; all as discussed in notes (1) through
         (6) above.


                                PROPOSAL NUMBER 1
        APPROVAL OF THE ISSUANCE AND DELIVERY OF 2,215,727 SHARES OF OUR
              COMMON STOCK PURSUANT TO THE AUTOMATIC CONVERSION OF
                    OUTSTANDING CONVERTIBLE PROMISSORY NOTES

Introduction

         Under this proposal, we are asking you to approve the issuance and delivery of 1,808,542 shares of our common stock, plus up to an additional 407,185 shares in payment of accrued interest, pursuant to the automatic conversion of our outstanding convertible promissory notes aggregating $7 million in principal amount which we issued in our December 1999 to March 2000 private placement of such notes.

Background

         From December 1999 through March 2000, we conducted a private placement of 12% Convertible Promissory Notes. This private placement was made pursuant to Regulation D promulgated under the Securities Act. We sold an aggregate of $7 million in principal amount of these notes in the private placement.

         By their terms, the 12% notes were due on December 31, 2000, unless earlier converted. The 12% notes were originally convertible in one of the two following alternative ways:

         o If our acquisition of the assets of Global DataTel, Inc., which we refer to as the "Global acquisition" in this proxy statement, was approved and completed, the principal amount of the 12% notes would automatically convert into shares of the class B common stock of Superus at a conversion price of one share for every $3.00 of outstanding principal so converted; or

         o If the Global acquisition was not completed, the principal amount of the 12% notes would automatically convert into shares of our common stock at a conversion price of one share for every $2.50 of outstanding principal so converted.

         The Global acquisition was not completed. Accordingly, the conversion rate for the principal amount of the 12% notes was set at $2.50 per share.

         A provision of the 12% notes required the automatic conversion of the 12% notes upon shareholder approval of the issuance of the conversion shares. We obtained shareholder approval of the issuance of the conversion shares at a meeting of our shareholders held on September 26, 2000, as adjourned to and concluded on October 17, 2000. However, the shareholder approval that was obtained was conditioned upon shareholder approval of the Global acquisition and a $3.00 conversion price.

         We included the provision in the 12% notes requiring shareholder approval in order to comply with Nasdaq Marketplace Rules. We are required to comply with these rules in order for our common stock and class B warrants to remain listed on Nasdaq. These rules require shareholder approval if, in connection with a transaction other than a public offering, a Nasdaq-listed company issues, at a price less than the greater of book or market value, common stock or securities convertible into or exercisable for common stock which equals 20% or more of the company's outstanding common stock or 20% or more of the company's outstanding voting power before the issuance.

         The number of shares that are issuable in connection with the conversion of the principal amount of the 12% notes represents approximately 57.6% of our outstanding common stock as of the commencement of the 12% note private placement, assuming a $2.50 conversion price.

         Following the September/October 2000 shareholder approval, our board of directors authorized the conversion of the 12% notes. We also consulted with Nasdaq regarding our compliance with the 20% issuance rule. On February 1, 2001, Nasdaq advised us that, in order to comply with Nasdaq's strict interpretation of its rules, we must limit the delivery of conversion shares to no greater than 19.9% of the total number of shares of our common stock issued and outstanding at the time of the commencement of the 12% note private placement and seek additional shareholder approval prior to the delivery of the remaining conversion shares. Accordingly, we delivered to the noteholders an aggregate of 991,462 shares of our common stock. We delivered such shares in partial satisfaction of our delivery obligation in connection with the conversion of the principal amount of the 12% notes, limited by our desire to avoid a violation of the Nasdaq rules. These aggregate 991,462 shares represents $2,478,655 of converted 12% note principal.

         You are now being asked to approve the issuance and delivery of the remaining 1,808,542 shares of the total of 2,800,004 shares of our common stock issuable in connection with the conversion of the original aggregate principal amount of the 12% notes, together with 407,185 additional shares of our common stock in payment of accrued interest on the 12% notes. The accrued interest was calculated at the rate of one share of common stock for every $1.875 of interest so converted. The interest conversion rate was based on the fair market value of our common stock on December 29, 2000, the last trading day before the stated due date of the 12% notes.

         The conversion shares were to be subject to lock up provisions which required that the shares not be sold prior to September 26, 2001. We have waived such lock-up provisions to the extent of permitting the holders of the 991,462 conversion shares issued to date to commence disposing their conversion shares, if they so desire, on March 15, 2001, instead of on September 26, 2001. The holders were permitted to dispose of 30% of the conversion shares previously delivered to each of them starting on March 15, 2001, with an additional 30% becoming transferable commencing on each of April 15, and May 15, 2001. The remaining 10% will become transferable starting on June 15, 2001. Such transfers may be done on a cumulative basis. Until such time as a registration statement concerning these shares is effective, sales only can be made pursuant to an applicable exemption from registration, such as Rule 144 promulgated under the Securities Act. We also have authorized the release from the lock-up provisions of all of the noteholders' remaining conversion shares, on the later to occur of shareholder approval of the issuance of such remaining conversion shares or August 15, 2001.

         A portion of the gross proceeds of the 12% note private placement was used as our source of funds loaned to Global DataTel, Inc. and MailEncrypt. Global was loaned approximately $4.5 million and $875,000 was loaned to MailEncrypt.com from the proceeds of the private placement. The remaining gross proceeds from the private placement were either paid to registered brokers and dealers as fees or used to pay for other offering expenses, including legal and administrative expenses.

         As a result of the private placement, we expanded our shareholder base. In addition to the approximately 130 purchasers of the 12% notes, we were introduced to several brokers, dealers and others involved in the investment banking community.

         We were able to fund the operations of MailEncrypt to date with the proceeds of the 12% note private placement. We completed the private placement the month after we initially contracted to acquire MailEncrypt. The size of the private placement was increased in order to allocate a portion of the proceeds to MailEncrypt.

         We always have endeavored to comply with the rules and regulations of Nasdaq and the SEC. On April 4, 2001, Nasdaq confirmed to us that, because we have not issued any shares in excess of 20% of the number of shares of our common stock that was outstanding on the date on which we commenced the 12% note private placement and because we terminated the Global acquisition, Nasdaq "determined not to take action to delist [us] based on the issuance of the Notes." In the event that we had proceeded with the full delivery the conversion shares without Nasdaq confirmation of compliance with Nasdaq's marketplace rules or in contradiction of Nasdaq's advice to us, our securities would, in all likelihood, have been delisted from Nasdaq. Such a delisting could have had a material adverse effect on us and the market value of our securities.

         Our compliance with Nasdaq's advice concerns their shareholder approval requirements only. Such compliance has no bearing on the automatic conversion of the notes which has already occurred, nor with our compliance with any state or federal laws.

         We are not in technical compliance with the terms of the 12% notes. This has been caused by the fact that the 12% notes automatically converted prior to maturity on December 31, 2000 and we have not yet delivered all of the common stock issuable upon such conversion. In the event that our shareholders do not approve this proposal number 1, we will have to decide whether to seek a hardship exception from Nasdaq once again or deliver the remaining conversion shares to the noteholders and risk having our securities delisted by Nasdaq. We will default in our obligations to the holders of the 12% notes if we do not deliver the remaining conversion shares. The noteholders could demand cash payment of approximately $4,521,000 in aggregate principal amount and $763,000 of accrued interest on the 12% notes, if we continue to fail to deliver the remaining conversion shares. Such a cash demand could result in a qualified audit opinion for fiscal 2001; adversely affect our ability to obtain third party debt or equity financing, if we were to seek such financing; infringe on our ability to continue to fund new lines of business, if any; cause significant employee layoffs; and/or trigger a collapse in the market value of our publicly-traded securities. We further believe that paying the aggregate $5,284,000 in cash also is not a viable option, as we have neither the available cash nor the prospect of a readily available source of financing for an obligation of this magnitude. We would therefore be required to sell a significant portion of our assets, which could have a material adverse effect on us.

Effect of Conversion on Number of Shares of Our Common Stock Outstanding

         The conversion of the 12% notes will result in the issuance of an aggregate of 2,215,727 shares of our common stock. Such shares comprise 1,808,542 shares representing the conversion of principal on the 12% notes and 407,185 shares representing the accrued and unpaid principal due on the 12% notes. The aggregate 2,215,727 shares represent approximately 33.6% of our outstanding common stock as of the date of this proxy statement. Such shares will represent 25.1% of our outstanding common stock following their issuance, assuming no other changes in the number of shares of our common stock between the date of this proxy statement and the issuance of such 2,215,727 shares. The issuance of such shares will have a dilutive effect on our presently outstanding common stock and could cause a significant adverse effect on the market price of our common stock. However, the conversion will also result in the removal of approximately $5,284,000 of current liabilities from our balance sheet and a corresponding increase in our shareholders' equity.

Interest of Certain Persons in the Proposal

         James A. Miller, one of our directors, purchased a 12% note in the principal amount of $25,000. We have issued and delivered to Mr. Miller 3,541 shares of our common stock in partial satisfaction of our delivery obligation in connection with the automatic conversion of the 12% notes. We will need to issue to Mr. Miller an additional 8,007 shares of our common stock to fully satisfy our delivery obligation. The issuance of such 8,007 shares will result in Mr. Miller's beneficial ownership of our common stock increasing to 14,548 shares, which would be less than 1% of the then outstanding common stock.

Board of Directors Recommendation

         Our board of directors recommends that our shareholders vote FOR approval of the issuance of an aggregate of 2,215,727 shares of our common stock to permit the delivery of such shares of common stock in order for us to satisfy our delivery obligation in connection with the automatic conversion of our outstanding 12% convertible promissory notes.

                                  OTHER MATTERS

         Our board of directors is not aware of any business to be presented at the special meeting, other than the matter set forth in the notice of special meeting and described in this proxy statement. If any other business does lawfully come before the special meeting, it is the intention of the persons named in the enclosed proxy to vote on such other business in accordance with their judgment.

                      INFORMATION INCORPORATED BY REFERENCE

         The SEC allows us to "incorporate by reference" in this proxy statement certain information we have filed with the SEC, which means that:

         o incorporated information is considered part of this proxy statement, and

         o we can disclose important information to you by referring you to that information.

         We incorporate by reference in this proxy statement the following information:

         o our audited consolidated financial statements, and accompanying notes, as set forth on pages F-1 through F-27 of our Annual Report on Form 10-KSB for the fiscal year ended November 30, 2000, filed with the SEC on March 15, 2001 (page F-1 follows page 60 of the Form 10-KSB);

         o our unaudited consolidated financial statements, and accompanying notes, as set forth on pages 3 through 8 of our Quarterly Report on Form 10-QSB for the quarter ended February 28, 2001, filed with the SEC on April 19, 2001;

         o our management's discussion and analysis comprising item 6 of our Annual Report on Form 10-KSB for the fiscal year ended November 30, 2000, as set forth on pages 35 to 43 of the Form 10-KSB;

         o our management's discussion and analysis comprising item 2 of Part I of our Quarterly Report on Form 10-QSB for the quarter ended February 28, 2001, as set forth on pages 9 through 16 of the Form 10-QSB; and

         o our discussion of our change of auditors comprising item 8 of our Annual Report on Form 10-KSB for the fiscal year ended November 30, 2000, as set forth on pages 35 to 43 of the Form 10-KSB.

         Copies of our Annual Report on Form 10-KSB for the fiscal year ended November 30, 2000 and our Quarterly Report on Form 10-QSB for the quarter ended February 28, 2001 accompany this proxy statement.


                 AVAILABILITY OF AUDITOR AT THE SPECIAL MEETING

         Richard A. Eisner & Company, LLP acted as our principal independent accountants and audited our consolidated financial statements for our fiscal year ended November 30, 2000. We have retained this firm to audit our consolidated financial statements for our fiscal year ending November 30, 2001. We expect that representatives of Richard A. Eisner & Company, LLP will be present at the special meeting. The representatives will have the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.


                            EXPENSES OF SOLICITATION

         We will pay the cost of soliciting proxies for the special meeting. In addition to soliciting by mail, our directors, officers and other employees may solicit proxies in person, or by telephone, facsimile transmission or other means of electronic communication. We will also pay brokers, nominees, fiduciaries and other custodians their reasonable fees and expenses for sending proxy materials to beneficial owners and obtaining their voting instructions.


                              SHAREHOLDER PROPOSALS

Shareholder Proposals for Inclusion in the Proxy Statement for the 2001 Annual Meeting of Shareholders

         To be considered for inclusion in our proxy statement for the 2001 Annual Meeting of Shareholders, shareholder proposals must be received at our principal's executive offices no later than the close of business on June 30, 2001. Proposals should be addressed to Steven J. Lubman, Secretary, Surge Components, Inc., 95 East Jefryn Boulevard, Deer Park, New York 11729.

Other Shareholder Proposals for Presentation at the 2001 Annual Meeting

         For any proposal that is not submitted for inclusion in our proxy statement for the 2001 annual meeting of shareholders, but is instead sought to be presented directly at the 2001 annual meeting, SEC rules will permit management to vote proxies in its discretion if we:

         o receive notice of the proposal before the close of business on June 30, 2001 and advise shareholders in the 2001 proxy statement about the nature of the matter and how management intends to vote on such matter, or

         o do not receive notice of the proposal prior to the close of business on June 30, 2001.

         Notices of intention to present proposals at the 2001 annual meeting should be addressed to Steven J. Lubman, Secretary, Surge Components, Inc., 95 East Jefryn Boulevard, Deer Park, New York 11729.

                         AVAILABILITY OF OUR FORM 10-KSB

         We will provide without charge to any of our shareholders a copy of our Annual Report on Form 10-KSB, upon written request delivered to Steven J. Lubman, Secretary, at our offices at 95 East Jefryn Boulevard, Deer Park, New York 11729.

                                             By order of the board of directors,

                                             Steven J. Lubman, Secretary
Deer Park, New York
June 7, 2001

                             SURGE COMPONENTS, INC.


The undersigned hereby appoints Steven J. Lubman and Marie Gonzalez, or either of them, attorneys and proxies with full power of substitution in each of them, in the name and stead of the undersigned, to vote as proxy all the shares of the undersigned in SURGE COMPONENTS, INC., a New York corporation (the "Company"), at the Company's Special Meeting of Shareholders scheduled to be held on July 10, 2001, and any adjournments or postponements thereof, as follows:

This proxy is being solicited on behalf of the Board of Directors of the Company. The board recommends a vote FOR each of the following proposals.

1. Approval of the issuance and delivery of 1,808,542 shares of the Company's common stock, plus up to an additional 407,185 shares of the Company's common stock in payment of accrued interest, pursuant to the automatic conversion of the Company's outstanding convertible promissory notes aggregating $7 million in principal amount.

             / / FOR          / / AGAINST         / / ABSTAIN

2. Upon such other business as may properly come before the meeting or any adjournment thereof.

THE SHARES REPRESENTED HEREBY SHALL BE VOTED BY THE PROXIES, OR EITHER OF THEM, AS SPECIFIED AND, IN THEIR DISCRETION, UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING. IF NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED FOR PROPOSAL NUMBER 1 AS SET FORTH ON THE REVERSE HEREOF. RECEIPT OF THE NOTICE OF THE SPECIAL MEETING AND THE COMPANY'S PROXY STATEMENT, DATED JUNE 7, 2001, IS HEREBY ACKNOWLEDGED.


Dated:  _____________, 2001

                                ------------------------------------ [L.S.]


                                ------------------------------------ [L.S.]

                                (Note: Please sign exactly as your name appears
                                 hereon. Executors, administrators, trustees, etc. should so indicate when signing, giving full title as such. If signer is a corporation, execute in full corporate name by authorized officer. If shares are held in the name of two or more persons, all should sign.)

                       PLEASE MARK, DATE, SIGN AND RETURN
                    THIS PROXY IN THE ACCOMPANYING ENVELOPE

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